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                                   EXHIBIT A

                                   AGREEMENT

                          JOINT FILING OF SCHEDULE 13G



     The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Interneuron Pharmaceuticals, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.





Dated:    December 28, 2000              /s/ Dov Perlysky
          Lawrence, New York            ______________________________
                                        Dov Perlysky





Dated:    December 28, 2000              /s/ Laya Perlysky
          Lawrence, New York            ______________________________
                                        Laya Perlysky